Exhibit 2.2


                             List of Omitted Annexes

Annex
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1.2           Summary of organizational documents (and any amendments thereto)
              of each of the subsidiaries of SciGames Chile.

6.2           Loans

6.3           Opinion

8.1.4(c)(v)   Compensation, Bonuses and Employment-Related Agreements

8.1.5(d)      Taxes

8.1.6(b)      Contracts

8.1.7         Personal and Real Property

8.1.8(a)      Legal Proceedings

8.1.16        Insurance Policies

The Company shall furnish suplementally a copy of any omitted annex to the Commission upon request.